Exhibit 10.3

AMENDED AND RESTATED
STATE STREET CORPORATION
SUPPLEMENTAL CASH INCENTIVE PLAN

Effective as of January 1, 201424

TABLE OF CONTENTS
ARTICLE I Name, Purpose and Definitions                                1
1.1    Name and Effective Date                                        1
1.2    Status of Plan                                            1
1.3    Definitions                                                1
ARTICLE II Participation And Vesting                                    3
2.1    Eligibility to Participate                                        3
2.2    Vesting Date                                                3
2.3    Termination of Participation                                    3
ARTICLE III Awards and Distribution                                    3
3.1    Awards; Award Provisions                                        3
3.2    Accounts; Notional Tracking Options                                3
3.3    Form of Payment                                            4
3.4    Timing of Payment                                            4
3.5    Treatment of Awards following Separation of Service                        4
3.6    Forfeiture of Awards                                            4
3.7    Special Rules                                            5
3.8    Rehire                                                    5
3.9    Certain Tax Matters                                            5
3.10    Distribution of Taxable Amounts                                    5
ARTICLE IV Administration of Plan                                    6
4.1    Plan Administrator                                            6
4.2    Outside Services                                            6
4.3    Indemnification                                            6
ARTICLE V Amendment, Modification and Termination                        6
5.1    Amendment; Termination                                        6
ARTICLE VI Miscellaneous Provisions                                    7
6.1    Source of Payments                                        7
6.2    No Warranties; No Liability                                        7
6.3    Inalienability of Benefits                                        7
6.4    Reclassification of Employment Status                                7
6.5    Application of Local Law                                        7
6.6    Expenses                                                8
6.7    No Right of Employment                                        8
6.8    Headings                                                8
6.9    Construction                                                8

ARTICLE I
Name, Purpose and Definitions

1.1
Name and Effective Date. The Plan sets forth the terms of the Amended and Restated State Street Corporation Supplemental Cash Incentive Plan effective January 1, 2014. All benefits under the Plan shall be subject to the terms and conditions of this Plan document.

1.2
Status of Plan. The Plan has been established for the purpose of rewarding, retaining and motivating Participants for services and performance during the period from the date of grant of an Award to the date of vest of an Award. The Plan is intended to be a bonus plan which is not subject to ERISA. The provisions of the Plan are intended to comply with the requirements applicable to a “nonqualified deferred compensation plan” under Code section 409A and the regulations thereunder and shall be interpreted and administered consistent with that intent.

1.3	Definitions. When used herein, the following words shall have the meanings indicated below.

(a)
“Award” means that portion of the cash bonus awarded to an Eligible Employee under the Company’s Incentive Compensation Plan, or any other cash award to an Eligible Employee, that the Plan Administrator determines, in its discretion, is to be paid in accordance with the terms of this Plan.

(b)	“Award Agreement” means the document established pursuant to Section 3.1(b).

(c)
“Beneficiary” means the person or persons designated by the Participant in writing, subject to such rules as the Plan Administrator may prescribe, to receive benefits under the Plan in the event of the Participant’s death. In the absence of an effective designation at the time of the Participant’s death, the Participant’s Beneficiary shall be his or her surviving spouse or domestic partner as determined by the Plan Administrator in its discretion in accordance with its policies, or, if the Participant has no surviving spouse or domestic partner, then the Participant’s estate.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, and its implementing regulations from time to time.

(e)	“Company” means State Street Corporation, its subsidiaries and affiliates as determined by the Plan Administrator in its sole discretion.

(f)	“Committee” means the Executive Compensation Committee of the Board of Directors of State Street Corporation.

(g)	“Disabled” means, for any Participant, that the Participant, as determined in the sole discretion of the Plan Administrator:
is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 6 months under an accident and health plan covering employees of the Employer.

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(h)	“EIP” means the 2006 Equity Incentive Plan, as may be amended and in effect from time to time, or successor equity incentive plan of the Company

(i)	“Eligible Employee” means any employee of an Employer.

(j)
“Employer” means any or all, as the context requires in order to refer to the employing entity of a Participant, of State Street Corporation and any other entity (or branch) that would be treated as a member of the same controlled group of corporations, or as trades or business under common control, with State Street Corporation, under Code sections 414(b) and (c).

(k)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and its implementing regulations from time to time.

(l)
“Incentive Compensation Plan” means the annual incentive compensation plan under which an Eligible Employee receives a cash award, currently either the Incentive Compensation Plan or the Senior Executive Annual Incentive Plan.

(m)	“Participant” means an Eligible Employee who has an unpaid Award under the Plan.

(n)	“Plan” means this Amended and Restated State Street Corporation Supplemental Cash Incentive Plan, as from time to time amended and in effect.

(o)	“Plan Administrator” means the Plan Administrator appointed pursuant to Section 4.1.

(p)
“Release of Claims” means contractual documentation releasing the Company and the Employer, to the maximum extent permitted by applicable law, from all contractual and statutory claims a Participant has, or may have, in connection with his or her employment, engagement or termination thereof.

(q)
“Retirement Eligible” means an Eligible Employee is age 55 or older and has completed five (5) or more years of service with the Company. For this purpose, years of service shall be determined using Company records in a consistent manner by the Plan Administrator in its sole discretion.

(r)
“Restrictive Covenant” means any confidentiality, non-solicitation, non-competition, non-disparagement, post-employment cooperation or notice provision that the Participant agrees to or has agreed to with the Employer, including but not limited to the restrictions contained in the Award Agreement, any employment agreement or offer letter, equity award agreement, change in control employment agreement or required as a condition to entitlement to payment under any executive supplemental retirement plan.

(s)
“Separation from Service” means a separation from service, within the meaning of Treas. Regs. §1.409A-1(h), with all Employers that would be treated as a single employer with State Street Corporation under the first sentence of Treas. Regs. §1.409A-1(h)(3).

(t)	“Vest,” “vesting,” and terms of similar import refer to the Participant’s right to payment under an Award becoming non-forfeitable.

(u)
“Written” “in writing” and similar terms. To the extent permitted by the Plan Administrator, the terms “written,” “in writing,” and terms of similar import shall include communications by electronic media.

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ARTICLE II
Participation And Vesting

2.1	Eligibility to Participate. An Eligible Employee shall become a Participant when issued an Award payable under the terms of this Plan.

2.2	Vesting Date. Each Award shall vest as specified in the Award Agreement or accompanying statement at the time of the issuance of the Award.

2.3	Termination of Participation. Participation in the Plan shall end when all Awards issued to a Participant are either distributed or forfeited consistent with the terms of this Plan.

AREICLE III
Awards and Distribution

3.1	Awards; Award Provisions.

a.
Awards shall be issued to Eligible Employees (other than executive officers of the Company) as determined by the Committee or the Plan Administrator in its sole discretion. Awards may be issued to Eligible Employees who are executive officers of the Company by the Committee in its sole discretion.

b.
The Plan Administrator will determine the terms of all Awards, subject to the limitations set forth herein, including without limitation the time or times at which an Award will vest. Without limiting the foregoing, the Plan Administrator may at any time accelerate the vesting of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. The Plan Administrator will document each Award with a written agreement that may set forth specific terms applicable to the Award, including without limitation forfeiture conditions in addition to those specified in Section 3.6, performance criteria, notional tracking designations as described in Section 3.2 and such other provisions, as may determined by the Plan Administrator in its sole discretion.

3.2
Accounts; Notional Tracking Options. The Plan Administrator shall establish for each Participant a bookkeeping account together with such sub-accounts as the Plan Administrator may determine are needed or appropriate to reflect interest provided for in the Participant’s Award and/or adjustments for notional (hypothetical) investment experience as described in this Section 3.2. The Plan Administrator may in its discretion designate for purposes of the Plan one or more funds (each, a “tracking fund”) and may allocate the amount of each Award made under the Plan in whole or in part among such tracking funds. The Plan Administrator may also provide a Participant with the discretion to elect to allocate the amount of any Award made under the Plan in whole or in part among such tracking funds. In the absence of an affirmative allocation by a Participant, the Plan Administrator may designate a default tracking fund and allocate the amount of any Award made under the Plan in whole or in part to such tracking fund. Amounts allocated under the Plan to a tracking fund shall be treated as though notionally invested in that tracking fund. The Plan Administrator shall periodically adjust Participant accounts to reflect increases or decreases attributable to these notional investments. The Plan Administrator shall adjust accounts to reflect the notional reinvestment of an amount equivalent to any cash dividends or other cash distributions from a tracking fund. The

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Plan Administrator may at any time and from time to time eliminate or add tracking funds or substitute a new fund for an existing tracking fund, including with respect to balances already notionally invested under the Plan. The Plan Administrator may, but need not, direct the purchase of securities or other investments with characteristics similar to the tracking funds, but any such securities or other investments shall remain part of the Company’s general assets unless held in a trust described in Section 6.1 in a manner not inconsistent with the requirements of Section 409A(b) of the Code. By his or her acceptance of an Award under the Plan, a Participant agrees, on his or her behalf and on behalf of his or her Beneficiaries, that none of the Company, any Employer, the Committee, the Plan Administrator, or any of their delegates, agents or representatives, shall be liable for any losses or damages of any kind relating to the allocation of an Award to any tracking fund or funds under the Plan.

3.3	Form of Payment. All payments under this Plan will be made in cash out of the Company’s general corporate assets.

3.4
Timing of Payment. The amount of any payment due under an Award shall be determined on the vesting date of such payment and, subject to satisfaction of all conditions of this Plan and the Award Agreement, shall be made to the Participant as soon as administratively feasible following the vesting date, but in no event later than 30 days following the vesting date.

3.5	Treatment of Awards following Separation of Service. Following Separation from Service:

a.	A Participant shall continue to vest in any outstanding Award, subject to Section 3.6, if such Participant:
is Retirement Eligible at the time of the Separation from Service; or
is involuntarily terminated for reasons other than gross misconduct as determined by the Plan Administrator in its sole discretion and the Participant executes a Release of Claims in a form satisfactory to the Plan Administrator.

b.	Upon the Participant’s death or becoming Disabled, the Participant shall vest in accordance with Section 3.7.

c.	Except as provided otherwise in Section 3.7, vesting post-separation, where applicable, shall continue in accordance with the vesting schedule specified at the time of the issuance of the Award.

3.6	Forfeiture of Awards. A Participant shall forfeit all Awards and all amounts due under any Awards if:

a.	He or she has a Separation from Service which meets the terms of Section 3.5 but fails to comply with any Restrictive Covenant without the prior written consent of the Plan Administrator;

b.
He or she has a Separation from Service on a voluntary basis (other than for Good Reason on or prior to the first anniversary of a Change in Control, each as defined in the EIP) and is not Retirement Eligible; or

c.
He or she has a Separation from Service by the Employer and such Separation from Service is classified as being for gross misconduct as determined by the Employer in its sole discretion (even if the Participant is Retirement Eligible at the time of such Separation from Service for gross misconduct).

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3.7	Special Rules.

a.
Payments on account of Disability. If the Participant is determined to be Disabled, the Award shall become vested in full and the balance of a Participant’s Award, if any, shall be distributed in a single lump sum cash payment to the Participant or the Participant’s Beneficiary or Beneficiaries as soon as practical following the date on which the Participant becomes Disabled but in no event later than 30 days following such date.

b.
Payment upon death. Following a Participant’s death, the Award shall become vested in full and the balance of a Participant’s Award, if any, shall be distributed in a single lump sum cash payment to the Participant’s Beneficiary or Beneficiaries as soon as practical following the date of the Participant’s death but in no event later than 30 days following such date.

c.
Payment upon a change in control of State Street Corporation. If, on or prior to the first anniversary of the consummation of the Change in Control (as defined in the EIP), the Participant’s employment with the Company is terminated for Good Reason (as defined in the EIP) by the Participant or is terminated without Cause (as defined in the EIP) by the Company, any Award awarded on or after February 20, 2014 shall become fully vested on the date of such termination and the balance of the Award, if any, shall be distributed in a single lump sum payment to the Participant as soon as practical following the date of such termination but in no event later than 30 days following such date. For purposes of this Section 3.7(c), termination of employment shall mean a “separation from service” as determined in accordance with Treasury Regulation Section 1.409A-1(h).

3.8	Rehire. No Award that was forfeited shall be reinstated in the event a Participant who has a Separation from Service is subsequently rehired.

3.9
Certain Tax Matters. All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings. The distribution of any vested portion of an Award subject to Section 409A of the Code will not be accelerated or deferred unless specifically permitted or required under Section 409A of the Code. Solely to the extent that a distribution in connection with an Award subject to Section 409A of the Code would be paid pursuant to the terms of this Plan or any Award on account of the Participant’s “Separation from Service” as defined under Section 409A of the Code and the Participant is a “specified employee” as defined under Section 409A, any distribution that otherwise would be paid during the six-month period following such separation from service shall be delayed until the date that is six months and one day after such “Separation from Service.” Any remaining distributions that otherwise would be paid after such six-month period shall be paid at the time set forth in this Plan or any Award. It is intended that each installment of the payments provided under the Plan is a separate “payment” for purposes of Section 409A. In any event, State Street Corporation makes no representations or warranty and will have no liability to any Participant or any other person if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

3.10
Distribution of Taxable Amounts. Notwithstanding the foregoing, if any portion of a Participant’s Award is determined by the Plan Administrator to be includible, by reason of Section 409A of the Code, in a Participant’s or Beneficiary’s income, such portion shall be

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paid by the Employer (or by the Employers, on an allocated basis determined by the Plan Administrator) to such Participant or Beneficiary.

ARTICLE IV
Administration of Plan

4.1
Plan Administrator. Except with respect to any authority the Committee retains for itself to act as Plan Administrator with respect to some or all of the Participants and/or some or all of the provisions of the Plan and except as the Committee may otherwise determine, the Plan Administrator shall be either or both of (i) the Executive Vice President-Chief Human Resources and Citizenship Officer as from time to time in office, and his or her delegates, and (ii) the Senior Vice President-Head of Global Total Rewards. The Plan Administrator shall have complete discretionary authority to interpret the Plan and to decide all matters under the Plan, including decisions regarding any claim for benefits under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. However, no individual acting, directly or by delegation, as the Plan Administrator may determine his or her own rights or entitlements under the Plan. The Plan Administrator shall establish such rules and procedures, maintain such records and prepare such reports as it considers necessary or appropriate to carry out the purposes of the Plan. The Plan Administrator may delegate to such employees or other persons as it determines such of its duties or responsibilities as it deems appropriate.

4.2
Outside Services. The Plan Administrator may engage counsel and such clerical, financial, investment, accounting, and other specialized services as the Plan Administrator may deem necessary or appropriate in the administration of the Plan. The Plan Administrator shall be entitled to rely upon any opinions, reports, or other advice furnished by counsel or other specialists engaged for that purpose and, in so relying, shall be fully protected in any action, determination, or omission made in good faith.

4.3
Indemnification. To the extent permitted by law and not prohibited by its charter and by-laws, State Street Corporation will indemnify and hold harmless every person serving (directly or by delegation) as Plan Administrator and the estate of such an individual if he or she is deceased from and against all claims, loss, damages, liability and reasonable costs and expenses incurred in carrying out his or her responsibilities as Plan Administrator, unless due to the gross negligence, bad faith or willful misconduct of such individual; provided, that counsel fees and amounts paid in settlement must be approved by State Street Corporation; and further provided, that this Section 4.3 will not apply to any claims, loss, damages, liability or costs and expenses which are covered by a liability insurance policy maintained by State Street Corporation or by the individual. The provisions of the preceding sentence shall not apply to any corporate trustee, insurance company, investment manager or outside service provider (or to any employee of any of the foregoing) unless the Company otherwise specifies in writing.

ARTICLE V
Amendment, Modification and Termination

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5.1
Amendment; Termination. By action of the Committee or its delegate, the Company reserves the absolute right at any time and from time to time to amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan; provided that any distributions upon a termination and liquidation of the Plan shall be done in accordance with the requirements of Treas. Regs. § 1.409A-3(j)(4)(ix); provided, further, that except as otherwise expressly provided in the Plan, the Committee may not, without the Participant’s consent, alter the terms of an outstanding Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Committee expressly reserved the right to do so at the time of the Award. In addition, subject to the other provisions of this Section 5.1, the Plan Administrator shall have the authority at any time and from time to time to make amendments to the Plan or outstanding Awards (in general or with respect to one or more individual Participants or Beneficiaries) that do not materially increase the financial obligations of the Company.

ARTICLE VI
Miscellaneous Provisions

6.1
Source of Payments. All payments hereunder to Participants and their Beneficiaries shall be paid from the general assets of the Company, including for this purpose, if the Company in its sole discretion so determines, assets of one or more trusts established to assist in the payment of benefits hereunder. Any trust established pursuant to the preceding sentence shall provide that trust assets remain subject to the Company’s general creditors in the event of insolvency or bankruptcy and shall otherwise contain such terms as are necessary to ensure that they do not constitute a “funding” of the Plan for purposes of the Code.

6.2
No Warranties; No Liability. Neither the Plan Administrator nor any Employer warrants or represents in any way that the value of a Participant’s Award will increase or not decrease. No individual acting as a director, officer, employee or agent of the Company will be liable to a Participant, Beneficiary or any other person for any action, including any Award forfeiture or discretionary action taken pursuant to this Plan, an Award Agreement or any related implementing policy or procedure of the Company.

6.3
Inalienability of Benefits. Except as required by law, no benefit under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void.

6.4
Reclassification of Employment Status. Notwithstanding anything herein to the contrary, an individual who is not characterized or treated as a common law employee by an Employer shall not be eligible to participate in the Plan notwithstanding any determination of employee status by the Internal Revenue Service, a court of competent jurisdiction or otherwise.

6.5
Application of Local Law. Participation in the Plan and the issuance and payment of any Award under the Plan shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different), as may be set forth in an addendum to an Award Agreement or otherwise in writing. The Plan Administrator reserves the right to impose other requirements on participation in the Plan, to the extent the Plan Administrator, in its sole discretion, determines that such other

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requirements are necessary or advisable in order to comply with local law. To the extent a court or tribunal of competent jurisdiction determines that any provision of the Plan is invalid or unenforceable, in whole or in part, the Plan Administrator, in its sole discretion, shall have the power and authority to revise or strike such provision to the extent necessary to make it and the other provisions of the Plan valid and enforceable to the full extent permitted under local law. In the case of a Participant who is a local national of and employed in a country that is a member of the European Union, the grant of the Award and the terms and conditions governing the Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Award is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make the provision and the Award valid and enforceable to the full extent permitted under local law.

6.6	Expenses. The Employer shall pay all costs and expenses incurred in operating and administering the Plan.

6.7	No Right of Employment. Nothing contained herein, or any action taken under the provisions hereof, shall be construed as giving any Participant the right to be retained in the employ of an Employer.

6.8	Headings. The headings of the sections in the Plan are placed herein for convenience of reference, and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.

6.9	Construction. The Plan shall be construed, regulated, and administered in accordance with the laws of the Commonwealth of Massachusetts and applicable federal laws.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on the 20th day of February, 2014.

STATE STREET CORPORATION

By:_/s/ Alison Quirk___________
Executive Vice President - Chief Human Resources and Citizenship Officer

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STATE STREET CORPORATION
2006 EQUITY INCENTIVE PLAN

2015 Deferred Stock Award Agreement (Regulatory)

Subject to your acceptance of the terms set forth in this agreement (“Agreement”), State Street Corporation (“Company”) has awarded you, under the State Street Corporation 2006 Equity Incentive Plan, as amended (“Plan”), and pursuant to this Agreement and the terms set forth herein (“Award”), a contingent right to receive the number of shares of Stock (“Deferred Shares”) as set forth in the information pertaining to this Award on the website (“Website”) maintained by the Equity Administrator (Fidelity or another party designated by the Company) (“Statement”). Copies of the Plan and of the Company’s U.S. Prospectus are located on the Website for your reference, and your acceptance of this Award constitutes your acknowledgement that you have read and understood the Plan and such Prospectus. The provisions of the Plan are incorporated herein by reference, and all terms used herein shall have the meaning given to them in the Plan, except as otherwise expressly provided herein. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.
The terms of your Award, are as follows:

1.	Grant of Deferred Shares.
To be entitled to any payment under this Award, you must accept your Award and in so doing agree to comply with the terms and conditions of this Agreement and Appendix A (which is incorporated into, and forms a material and integral part of, this Agreement). Failure to accept this Award within 60 days following the posting of this Agreement on the Equity Administrator website will result in forfeiture of this Award.1 Subject to the terms and conditions of this Agreement, your right to receive shares of Stock shall vest according to the vesting schedule set forth in your Statement. The term “vest” as used herein means the lapsing of certain (but not all) restrictions described herein and in the Plan with respect to one or more Deferred Shares. To vest in all or any portion of this Award as of any date, you must have been continuously employed with the Company or any Subsidiary from and after the date hereof and until (and including) the applicable vesting date, except as otherwise provided herein.
This Award is subject to any forfeiture, compensation recovery or similar requirements under applicable law and related implementing regulations and related implementing policies and practices of the Company or its relevant Subsidiaries in effect from time to time. In the event that under any applicable law or related implementing regulations, the Administrator is required to reduce or cancel any amount remaining to be paid, or to recover any amount previously paid, with respect to this Award, or to otherwise impose or apply restrictions on this Award or shares of Stock subject hereto, it shall, in its sole discretion, be authorized to do so.

2.	Payment of Stock; Shareholder Rights.
Upon the vesting of Deferred Shares, the Company will issue and transfer to you, no later than 60 days following such vesting dates, the number of shares of Stock specified in the vesting schedule in your Statement. Prior to that time you will have no rights as a shareholder with respect to the Deferred Shares. Without limiting the foregoing, prior to the issuance and transfer to you of shares of Stock pursuant to this Agreement, you will have no right to receive dividends or amounts in lieu of dividends with respect to Deferred Shares and no right to vote Deferred Shares. The Company’s obligation to issue and transfer Stock in the future pursuant to this Agreement is an unsecured and unfunded contractual obligation.
_________________________
1 For purposes of clarity the 60 day period shall run from date of delivery of your Statement. Should the end of this period fall on a non-business day this period shall extend until the next succeeding business day.

3.	Identified Staff Holding Requirement.
Notwithstanding anything herein to the contrary, you agree and covenant that, as a condition to the receipt of this Award and the payment of the Deferred Shares hereunder, in the event the Company or any Subsidiary notifies you at any time before or after this Award is made (but before it has vested) that you have been designated Identified Staff for purposes of Capital Requirements Directives III or IV (or any implementing or successor rule or regulation, including the rules and regulations of the United Kingdom Financial Conduct Authority or Prudential Regulatory Authority (“PRA”)), you will not sell or otherwise transfer any shares of Stock subject to this Award until the date that is at least six months and one day after the vesting date of such shares, except that (1) you shall be permitted to sell, upon such vesting date, a number of shares of Stock sufficient to pay applicable tax and social security withholding, if any, with respect to such vesting (or, alternatively, if your Employer withholds such shares pursuant to Section 9 of this Agreement, the requirements in this Section 3 not to sell or otherwise transfer any shares shall only apply to the number of such shares delivered to you (i.e., after such withholding of shares)), (2) transfers by will or pursuant to the laws of descent or distribution are permitted and (3) this holding requirement shall not apply to such portion of the shares, if any, as was awarded with respect to a period of time, as determined by the Company in its discretion, during which you were not subject to such holding requirement.  Any attempt by you (or in the case of your death, by your beneficiary) to assign or transfer shares of Stock subject to this Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect.  The Company may, in its sole discretion, impose restrictions on the assignment or transfer of shares of Stock consistent with the provisions hereof, including, without limitation, by or through the transfer agent for such shares or by means of legending Stock certificates or otherwise.

4.	General Circumstances of Forfeiture.
(a)You will immediately forfeit any and all rights to receive shares of Stock under this Agreement, less any shares that have previously vested, in the event (i) you cease to be employed by the Company and its Subsidiaries due to Circumstances of Forfeiture or (ii) the Company or the Subsidiary that employs you (“Employer”), in its sole discretion, determines that circumstances prior to the date on which you ceased to be employed by the Company and its Subsidiaries for any reason constituted grounds for an involuntary termination constituting Circumstances of Forfeiture.
(b)If your employment terminates by reason of Retirement or Disability or for reasons other than for Circumstances of Forfeiture, then unless accelerated as provided in Section 8, your unvested right to receive shares of Stock hereunder shall continue to vest in accordance with the vesting schedule detailed in your Statement and subject to the terms and conditions of this Agreement.
(c)For purposes hereof:
(i)“Circumstances of Forfeiture” means the termination of your employment with the Company and its Subsidiaries either (A) voluntarily (other than (x) Retirement or (y) for Good Reason on or prior to the first anniversary of a Change in Control (each as defined in the Plan)) or (B) involuntarily for reasons determined by the Company or the relevant Subsidiary in its sole discretion to constitute “gross misconduct” (including while you are Retirement eligible).
(ii)“Retirement” means your attainment of age 55 and completion of 5 years of service with the Company and its Subsidiaries.
(iii)“Disability” means (A) your inability to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in your death or can be expected to last for a continuous period of not less than 12 months (an “impairment”) or (B) if you, as a result of the impairment described in subparagraph (A), receive income replacement benefits for a period of not less than 3 months under a plan of the Company or a Subsidiary.

5.	Malus-Based Forfeiture.
Any amount remaining to be paid in respect of this Award may, in the sole discretion of the Administrator, be reduced or cancelled, in the event that it is determined by the Administrator, in its sole discretion, that your actions exposed the Business to inappropriate risk or risks (including where you failed to timely identify, analyze, assess or raise concerns about such risk or risks, including in a supervisory capacity, where it was reasonable to expect you to do so), and such exposure has resulted or could reasonably be expected to result in a material loss or losses that are or would be substantial in relation to the revenues, capital and overall risk tolerance of the Business. The Business shall mean State Street Corporation, together with its direct and indirect subsidiaries on a consolidated basis (“State Street”), or, to the extent you devote substantially all of your business time to a particular business unit (e.g., Global Services Americas, Global Services International, State Street Global Advisors, State Street Global Markets, State Street Global Exchange or State Street Sector Solutions) or business division (e.g., Alternative Investment Solutions, Securities Lending, etc.), Business shall refer to such business unit or business division.

6.	Identified Staff Malus-Based Forfeiture and Clawback.
(a) In the event the Company or any Subsidiary notifies you at any time before or after this Award is made that you have been designated Identified Staff for purposes of the United Kingdom Prudential Regulatory Authority Remuneration Code, you acknowledge and agree that this Award is subject to the provisions of this Section 6 for a period of seven (7) years from the date this Award is granted. By accepting this Award on the Website, you consent to making a payment to the Employer in the event of a PRA Clawback.

(b) If the Company determines that a PRA Forfeiture Event has occurred it may elect to reduce or cancel all or part of any amount remaining to be paid in respect of this Award (“PRA Malus-Based Forfeiture”).

(c) If the Company determines that a PRA Clawback Event has occurred it may require the repayment by you of (or otherwise seek to recover from you) all or part of any compensation paid to you in respect of this Award (“PRA Clawback”).

(d) The Company may produce guidelines from time to time in respect of its operation of the provisions of this Section 6. The Company intends to apply such guidelines in deciding whether and when to effect any reduction, cancellation or recovery of compensation but, in the event of any inconsistency between the provisions of this Section 6 and any such guidelines, this Section 6 shall prevail. Such guidelines do not form part of any employee’s contract of employment, and the Company may amend such guidelines and their application at any time.

(e) For the purposes of this Section 6:

(i) A “PRA Forfeiture Event” means a determination by the Company, in its sole discretion, that (A) there is reasonable evidence of employee misbehavior or material error; or (B) the Company, one of its Subsidiaries or a relevant business unit has suffered a material downturn in its financial performance; or (C) the Company, one of its Subsidiaries or a relevant business unit has suffered a material failure of risk management.

(ii) A “PRA Clawback Event” means a determination by the Company, in its sole discretion, that either (A) there is reasonable evidence of employee misbehavior or material error or (B) the Company, one of its Subsidiaries or a relevant business unit has suffered a material failure of risk management.

7.	Management Committee Forfeiture and Clawback.
(a)If you are a member of the State Street Corporation Management Committee (“Management Committee”) at the time this Award is made, any amount remaining to be paid in respect of this Award may, in the sole discretion of the Administrator, be reduced or cancelled, in whole or in part, in the event that it is determined by the Administrator, in its sole discretion, that:

(i)you engaged in fraud, gross negligence or any misconduct that was materially detrimental to the interests or business reputation of the Company or any of its businesses; or
(ii)as a result of a material financial restatement by State Street contained in a filing with the Securities and Exchange Commission, or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria used in determining the amount of this Award, you would have received a smaller or no Award hereunder.
(b)If you are a member of the Management Committee at the time this Award is made, this Award also is subject to compensation recovery as provided herein. Upon the occurrence of an MC Clawback Event within three (3) years after the date of grant of this Award, the Administrator may, in its sole discretion, determine to recover the MC Clawback Amount, in whole or in part. Following such a determination, you agree to immediately repay such compensation, but in no event later than sixty (60) days following such determination, in the form of any shares of Stock delivered to you previously by the Company or cash (or a combination of such shares and cash). For purposes of calculating the value of both (i) the amount of the MC Clawback Amount determined by the Administrator to be recovered and (ii) the amount of such compensation repaid, shares of Stock will be valued in an amount equal to the market value of the Deferred Shares delivered to you under this Award by the Company as determined at the time of such delivery. To the extent not prohibited by applicable law and subject to Section 13 (if applicable), if you fail to comply with any requirement to repay compensation under this Section 7(b), the Administrator may determine, in its sole discretion, in addition to any other remedies available to the Company, that you will satisfy your repayment obligation through an offset to any future payments owed by the Company or any of its Subsidiaries to you.
(c)For purposes of this Section 7:
(i)“MC Clawback Event” means a determination by the Administrator, in its sole discretion, with respect to any event or series of related events that you engaged in fraud or willful misconduct that directly resulted in either (A) financial or reputational harm that is material to State Street and resulted in the termination of your employment for Cause (as defined in the Plan) by the Company and its Subsidiaries (or, following a cessation of your employment for any other reason, circumstances constituting grounds for such termination for Cause) or (B) a material financial restatement by State Street contained in a filing with the Securities and Exchange Commission. For the avoidance of doubt and as applicable, an MC Clawback Event includes any determination by the Administrator that is based on circumstances prior to the date on which you cease to be employed by the Company and its Subsidiaries for any reason, even if the determination by the Administrator occurs after such cessation of employment.
(ii)“MC Clawback Amount” means (A) with respect to an MC Clawback Event described in Section 7(c)(i)(A), the value of the Deferred Shares, if any, that were delivered to you under this Award by the Company during the period of three (3) years immediately prior to such MC Clawback Event or (B) with respect to an MC Clawback Event described in Section 7(c)(i)(B), the value of the Deferred Shares, if any, that were delivered to you under this Award by the Company (x) during the period of three (3) years immediately prior to the date such financial restatement is contained in a filing with the Securities and Exchange Commission and (y) that represents an amount that, in the sole discretion of the Administrator, exceeds the amount you would have been awarded under this Award had the financial statements of State Street been accurate (reduced, in the case of both of the immediately preceding clauses (A) and (B), by any portion of this Award that was previously recovered by the Company under Section 7(b)).

8.	Acceleration of Vesting upon Certain Events.
(a)Notwithstanding anything in this Agreement to the contrary, if you die while employed by the Company or any of its Subsidiaries, or in the event that you die after your employment has terminated for a reason permitting continued vesting pursuant to subparagraph 4(b) above, the Deferred Shares shall become fully vested on the date of your death and the Company will issue and pay to your beneficiary (designated in accordance with the terms of the Plan) within 60 days of your death any shares of Stock under this Award that you had not otherwise had a right to receive prior to your death. In addition, Sections 5, 6 and 7 of this Agreement shall cease to apply upon your death at any time provided, however, if a PRA Clawback Event or an MC Clawback Event has occurred pursuant to Section 6 or 7, respectively, prior to your death, any amount that the Administrator has made a determination to recover under either such Section shall continue to be payable to the Company.
(b)Notwithstanding anything in this Agreement to the contrary, if your employment with the Company and its Subsidiaries is terminated by the Company or the applicable Subsidiary without Cause (as defined in the Plan), by you for Good Reason (as defined in the Plan) or on account of your Retirement, in each case, on or prior to the first anniversary of a Change in Control as defined in the Plan (and provided that such Change in Control constitutes a “change in control event” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, (“Code”) and Treasury Regulations 1.409A-3(i)(5)) prior to the full settlement of your Award, this Award shall become fully vested on the date of such termination and the Company will promptly issue and pay to you within 30 days of such termination any shares under this Award that you had not otherwise had a right to receive prior to such termination. For purposes of this Section 8(b), termination of employment shall mean a “separation from service” as determined in accordance with Treasury Regulation Section 1.409A-1(h).

9.	Withholding.
Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account of other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due from you is and remains your responsibility. Furthermore, neither the Company nor your Employer (a) makes any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant of this Award, the vesting of this Award and the issuance of shares of Stock in settlement, the subsequent sale of any shares of Stock acquired upon vesting, the cancellation, forfeiture or repayment of any shares of Stock (or cash in lieu thereof) or the receipt of any dividends or dividend equivalents; or (b) commits to structure the terms of the grant, vesting, settlement, cancellation, forfeiture, repayment or any other aspect of this Award to reduce or eliminate your liability for Tax-Related Items.
Prior to the delivery of the Stock upon the vesting of the Deferred Shares, if any taxing jurisdiction requires withholding of Tax-Related Items, the Company may withhold a sufficient number of whole shares of Stock otherwise issuable upon the vesting of this Award that have an aggregate fair market value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to this Award; provided, however, that the total tax withholding cannot exceed the Employer’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The cash equivalent of the shares of Stock withheld will be used to settle the obligation to withhold the Tax-Related Items (determined in the Company’s reasonable discretion). No fractional shares of Stock will be withheld or issued pursuant to the grant of the Deferred Shares and the issuance of Stock hereunder. Alternatively, the Company and/or your Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or other amounts payable to you, with no withholding in shares of Stock. In the event the withholding requirements are not satisfied through the withholding of shares of Stock or through your salary or other amounts payable to you, no shares of Stock will be issued upon vesting of this Award unless and until satisfactory arrangements (as determined by the Company or your Employer) have been made by you with respect to the payment of any Tax-Related Items which the Company or your Employer determines, in its sole discretion, must be withheld or collected with respect to such Award. By accepting this Award, you expressly consent to the withholding of shares of Stock and/or cash as provided for hereunder. All other Tax-Related Items related to this Award and any Stock delivered in payment thereof, including the extent to which the Company or your Employer does not so-withhold shares of Stock and/or cash, are your sole responsibility.

10.	Changes in Capitalization or Corporate Structure.
The number and kind of Deferred Shares subject to this Award, and the number and kind of shares of Stock to be paid in satisfaction of the Company’s obligations hereunder, shall be subject to adjustment in accordance with Section 7(b) of the Plan.

11.	Employee Rights.
Nothing in this Award shall be construed to guarantee you any right of employment with the Company or any Subsidiary or to limit the discretion of any of them to terminate your employment at any time, with or without cause.

12.	Non-Transferability, Etc.
This Award shall not be transferable other than (1) by will or the laws of descent and distribution or (2) pursuant to the terms of a court-approved domestic relations order, official marital settlement agreement or other divorce or settlement instrument satisfactory to the Company in its sole discretion. In the case of transfer pursuant to (2) above, this Award shall remain subject to all the terms and conditions contained in the Plan and this Agreement, including vesting and forfeiture conditions. Any attempt by you (or in the case of your death, by your beneficiary) to assign or transfer this Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null, void and without effect and shall render this Award itself null and void.

13.	Compliance with Section 409A of the Code.
(a)    The provisions of this Award are intended to be exempt from, or compliant with, Section 409A of the Code, and shall be construed and interpreted consistently therewith. Notwithstanding the foregoing, neither the Company nor any Subsidiary shall have any liability to you or to any other person if this Award is not so exempt or compliant.
(b)    If and to the extent (i) any portion of any payment, compensation or other benefit provided to you pursuant to the Plan in connection with your employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations you (through accepting this Award) agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (“New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

14.	Entire Agreement.
The Plan and this Agreement constitute the complete understanding and agreement between the parties to this Agreement with respect to this Award, and supersede and cancel any previous oral or written discussions, agreements or representations regarding this Award or the Deferred Shares; provided, however, that any conditions to the receipt and retention of this Award or the payment of the Deferred Shares contained in any prior written document describing this Award to you shall remain in full force and effect in accordance with their terms.

15.	Miscellaneous.
(a)The grant of this Award is a one-time benefit and does not create any contractual or other right to receive an award, compensation or benefits in lieu of an award in the future.
(b)Sections 4, 5, 6 and 7 of this Agreement are intended to comply with and meet the requirements of applicable law and related implementing regulations regarding incentive compensation and will be interpreted and administered accordingly as well as in accordance with any implementing policies and practices of the Company or its relevant Subsidiaries in effect from time to time. In making determinations under such Sections, the Company, the relevant Subsidiary or the Administrator, as applicable, may take into account, in its sole discretion, all factors that it deems appropriate or relevant. Furthermore, the Company, the relevant Subsidiary or the Administrator may, as applicable, take any and all actions it deems necessary or appropriate in its sole discretion, as permitted by applicable law, to implement the intent of Sections 4, 5, 6 and 7, including suspension of vesting and payment pending an investigation or the determination by the Company, the relevant Subsidiary or the Administrator, as applicable. Each such Section is without prejudice to the provisions of the other Sections, and the Company, the relevant Subsidiary or the Administrator, as applicable, may elect or be required to apply any or all of the provisions of Sections 4, 5, 6 and 7 to this Award.
(c)The Company reserves the right to impose other requirements on this Award, any shares of Stock acquired pursuant to this Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with applicable laws or regulations or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(d)Your participation in the Plan is voluntary. The value of this Award is an extraordinary item of compensation, and this Award is not part of your normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
(e)The Company or any of its Subsidiaries may, in its sole discretion, decide to deliver any documents related to this Award by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system, including the Website, established and maintained by the Company, any of its Subsidiaries, Equity Administrator or another party designated by the Company.
(f)By accepting this Award electronically, (i) you will be deemed to have acknowledged and agreed that you are bound by the terms of this Agreement and the Plan and that you and this Award are subject to all of the rights, power and discretion of the Company, its Subsidiaries and the Administrator set forth in this Agreement and the Plan; and (ii) this Award is deemed accepted by the Company and the Company shall be deemed to be bound by the terms of this Agreement.
(g)You acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to this Award, be drawn up in English. If you have received the Agreement, the Plan or any other documents related to this Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
(h)Notwithstanding any provisions of this Agreement to the contrary, this Award shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as may be set forth in an applicable Addendum to the Agreement. Further, if you transfer residence and/or employment to another country reflected in an Addendum to the Agreement, the special terms and conditions for such country will apply to you to the extent the Company or the relevant Subsidiary determines, in its sole discretion, that the application of such terms are necessary or advisable in order to comply with applicable laws or regulations or to facilitate administration of the Plan. Any such Addendum is hereby incorporated into, and forms a part of, this Agreement.
(i)No individual acting as a director, officer, employee or agent of the Company or any of its Subsidiaries will be liable to you or any other person for any action, including any Award forfeiture, Award recovery or other discretionary action taken pursuant to this Agreement or any related implementing policy or procedure of the Company.
(j)This Agreement, including Appendix A, shall be subject to and governed by the laws of the Commonwealth of Massachusetts, without regard to that commonwealth’s conflicts of law principles.

APPENDIX A

In consideration of the opportunity to participate in the Plan and the granting to you of an Award under the Plan, you expressly agree to comply with the terms and conditions of this Appendix A, irrespective of whether or not any amount has been forfeited, paid, delivered or repaid, under this Award at any time, including the time you separate from service with the Company and its Subsidiaries. In addition, your eligibility to participate in the Plan in the future, including any potential future grants of awards under the Plan (or any successor equity incentive plan of the Company), is subject to and conditioned on your compliance with the terms and conditions of this Appendix A. All terms used herein shall have the meaning given to them in the Plan, except as otherwise expressly provided herein.
I.Confidentiality. You acknowledge that you have access to Confidential Information which is not generally known or made available to the general public and that such Confidential Information is the property of the Company, its Subsidiaries or its or their licensors, suppliers or customers. You agree specifically as follows, in each case whether during your employment or following the termination thereof:
(a)You will always preserve as confidential all Confidential Information, and will never use it for your own benefit or for the benefit of others; this includes that you will not use the knowledge of activities or positions in clients’ securities portfolio accounts or cash accounts for your own personal gain or for the gain of others.
(b)You will not disclose, divulge, or communicate Confidential Information to any unauthorized person, business or corporation during or after the termination of your employment with the Company and its Subsidiaries. You will use your best efforts and exercise due diligence to protect, to not disclose and to keep as confidential all Confidential Information.
(c)You will not initiate or facilitate any unauthorized attempts to intercept data in transmission or attempt entry into data systems or files. You will not intentionally affect the integrity of any data or systems of the Company or any of its Subsidiaries through the introduction of unauthorized code or data, or through unauthorized deletion or addition. You will abide by all applicable Corporate Information Security procedures.
(d)Upon the earlier of request or termination of employment, you agree to return to the Company or the relevant Subsidiaries, or if so directed by the Company or the relevant Subsidiaries, destroy any and all copies of materials in your possession containing Confidential Information.
The terms of this Appendix A do not apply to any information which is previously known to you without an obligation of confidence or without breach of this Appendix A, is publicly disclosed (other than by a violation by you of the terms of this Appendix A) either prior to or subsequent to your receipt of such information, or is rightfully received by you from a third party without obligation of confidence and other than in relation to your employment with the Company or any of its Subsidiaries.
II.Assignment and Disclosure. You acknowledge that in the course of your employment you assigned or will assign all of your rights, title and interest in any work performed by you and all deliverables and products created by you or jointly by you and any other party to your Employer, including any track record you may have as investment manager or fund manager. You will not pursue any ownership or other interest in such work product or deliverables including any rights as to copyright, trademark or patent.
(a)You will disclose promptly and in writing to the Company or your Employer all inventions and creative works, whether or not patentable or copyrightable, conceived or created solely or jointly by you during the period of your employment which relate to State Street’s business, and you hereby assign and agree to assign all of your interest in them to your Employer. You will execute all papers, at the Company’s or your Employer’s expense, which the Company or your Employer shall deem necessary to apply for and obtain domestic and foreign patents, copyright and other registrations, and to protect and enforce the Company’s or any of its Subsidiaries’ interest in them.
(b)These obligations shall continue beyond the period of your employment with respect to inventions or creations conceived or made by you during the period of your employment.
III.Non-Solicitation. If you hold a position title of Vice President or higher, you understand, acknowledge and agree that during your employment and for a period of six (6) months from the date of termination of your employment you will not, without the prior written consent of the Company or your Employer:
(a)solicit, directly or indirectly (other than through a general solicitation of employment not specifically directed to employees of the Company or any of its Subsidiaries), the employment of, hire or employ, recruit, or in any way assist another in soliciting or recruiting the employment of, or otherwise induce the termination of the employment of, any person who then or within the preceding twelve (12) months was an officer of the Company or any of its Subsidiaries (excluding any such officer whose employment was involuntarily terminated); or
(b)engage in the Solicitation of Business from any Client on behalf of any person or entity other than the Company or any of its Subsidiaries.
Section (a) above shall be deemed to exclude the words “hire or employ” if your work location is in California or New York, and shall be construed and administered accordingly.
For purposes of this Section III, “officer” shall include any person holding a position title of Assistant Vice President or SSgA Principal 4 or higher. Notwithstanding the foregoing, this Section III shall be inapplicable following a Change in Control as defined in the Plan.
IV.Notice Period Upon Resignation. If you hold a position title of Managing Director or higher, you agree to the notice provisions in this Section IV. In order to permit the Company and its Subsidiaries to safeguard their business interests and goodwill in the event of your resignation from employment, including by arranging to transition your duties and any client responsibilities or relationships in an orderly manner or, if necessary, to hire a replacement for you, you agree as follows:
(a)You agree to give your Employer 60 days’ notice (“Notice Period”) before terminating your employment with your Employer for any reason. Your compliance during the Notice Period with (i) Section III of this Appendix A, (ii) a post-employment non-solicitation or non-competition provision contained in any other agreement you entered into with the Company or any of its Subsidiaries or (iii) any other post-employment non-solicitation or non-competition covenant otherwise imposed as a condition precedent to the receipt of compensation or benefits under other awards, plans or arrangements of the Company or any of its Subsidiaries, in each case will be applied towards satisfaction of the restriction period in Section III or in such other agreement or restrictive covenant.
(b)During the Notice Period, you agree to cooperate with the Company and its Subsidiaries and to provide the Company and its Subsidiaries with any requested information to assist the Company and its Subsidiaries with transitioning your duties, accomplishing the Company’s and its Subsidiaries’ business, and/or preserving its or their client relationships. In its sole discretion, during the Notice Period, the Company or your Employer may either ask you to continue performing your regular duties or may place you on a partial or complete leave of absence and relieve you of some or all of your duties and responsibilities. In these circumstances, you shall remain an employee of your Employer at all times, shall continue to receive your regular salary and benefits (although you will not be eligible for any new incentive compensation awards) and the Company’s and the relevant Subsidiaries’ corporate and other policies will continue to apply to you.
(c)You agree that should you breach this Section IV and fail to provide notice as required herein, in addition to remedies under law, the Company or the relevant Subsidiaries shall be entitled to seek injunctive relief restricting you from employment for a period equal to the period for which notice of resignation was required but not provided.
(d)In its sole discretion, at any time during the Notice Period, the Company or your Employer may release you from your obligations under this Section IV, and allow for the immediate termination of your employment, subject to your obligations under the other Sections of this Appendix A.
Any termination of your employment pursuant to this Section IV, including by the Company or your Employer during the Notice Period as provided in paragraph (d), will be a voluntary termination constituting Circumstances of Forfeiture for purposes of this Agreement.
Notwithstanding the foregoing, if you hold the position title of Executive Vice President, this Section IV shall not apply in the event you terminate your employment for Good Reason on or prior to the first anniversary of a Change in Control (each as defined in the Plan).
V.Definitions. For the purpose of this Appendix A, the following terms are defined as follows:
(a)“Client” means a present or former customer or client of the Company or any of its Subsidiaries with whom you have had, or with whom persons you have supervised have had, substantive and recurring personal contact during your employment with the Company or any of its Subsidiaries. A former customer or client means a customer or client for which the Company or any of its Subsidiaries stopped providing all services within twelve months prior to the date your employment with your Employer ends.
(b)“Confidential Information” includes but is not limited to all trade secrets, trade knowledge, systems, software, code, data documentation, files, formulas, processes, programs, training aids, printed materials, methods, books, records, client files, policies and procedures, client and prospect lists, employee data and other information relating to the operations of the Company or any of its Subsidiaries and to its or any of their customers, and any and all discoveries, inventions or improvements thereof made or conceived by you or others for the Company or any of its Subsidiaries whether or not patented or copyrighted, as well as cash and securities account transactions and position records of clients, regardless of whether such information is stamped “confidential.”
(c) “Solicitation of Business” means the attempt through direct or indirect contact by you or by any other person or entity with your assistance to induce a Client to:
(i)transfer the Client’s business from the Company or any of its Subsidiaries to any other person or entity;
(ii)cease or curtail the Client’s business with the Company or any of its Subsidiaries; or
(iii)divert a business opportunity from the Company or any of its Subsidiaries to any other person or entity, which business or business opportunity concerns or relates to the business with which you were actively connected during your employment with the Company or any of its Subsidiaries.
(d)“Subsidiaries” means any entity controlling, controlled by or under common control with the Company, including direct and indirect subsidiaries.
VI.Post-Employment Cooperation. You agree that, following the termination of your employment with the Company and its Subsidiaries, you will reasonably cooperate with the Company or the relevant Subsidiary with respect to any matters arising during or related to your employment, including but not limited to reasonable cooperation in connection with any litigation, governmental investigation, or regulatory or other proceeding (even if such litigation, governmental investigation, or regulatory or other proceeding arises following the date of this Award to which this Appendix A is appended or following the termination of your employment). The Company or any of its Subsidiaries shall reimburse you for any reasonable out-of-pocket and properly documented expenses you incur in connection with such cooperation.
VII.Non-Disparagement. You agree that during your employment and following the termination thereof you shall not make any false, disparaging, or derogatory statements to any media outlet (including Internet-based chat rooms, message boards, any and all social media, and/or web pages), industry groups, financial institutions, or to any current, former or prospective employees, consultants, clients, or customers of the Company or its Subsidiaries regarding the Company, its Subsidiaries or any of their respective directors, officers, employees, agents, or representatives, or about the business affairs and financial condition of State Street or any of its Subsidiaries.
VIII.Enforcement. You acknowledge and agree that the provisions contained in this Appendix A are necessary to the protection of, among other things, the Company’s and its Subsidiaries’ proprietary information, trade secrets and good will, and are material and integral to the undertakings of the Company under this Award to which this Appendix A is appended. You further agree that the Company and its Subsidiaries will be irreparably harmed in the event such provisions are not performed in accordance with their specific terms or are otherwise breached. Accordingly, if you fail to comply with such provisions, the Company or any of its Subsidiaries shall be entitled to preliminary or permanent injunctive or other equitable relief or remedy without the need to post bond, and to recover their reasonable attorney’s fees and costs incurred in securing such relief, in addition to, and not in lieu of, any other relief or remedy at law to which it or they may be entitled.
IX.No Waiver. No delay by the Company or any of its Subsidiaries in exercising any right under this Appendix A shall operate as a waiver of that right or of any other right. Any waiver or consent as to any of the provisions herein provided by the Company or any of its Subsidiaries must be in writing, is effective only in that instance, and may not be construed as a broader waiver of rights or as a bar to enforcement of the provision(s) at issue on any other occasion.
X.Relationship to Other Agreements. This Appendix A supplements and does not limit, amend or replace any other obligations you may have under applicable law or any other agreement or understanding you may have with the Company or any of its Subsidiaries or pursuant to the applicable policies of the Company or any of its Subsidiaries, whether such additional obligations have been agreed to in the past, or are agreed to in the future.
XI.Interpretation of Business Protections. The representations and agreements made by you in paragraphs (I) - (VIII) above shall be construed and interpreted in any judicial or other adjudicatory proceeding to permit their enforcement to the maximum extent permitted by law, and each of the provisions to this Appendix A is severable and independently enforceable without reference to the enforcement of any other provision. If any restriction set forth in this Appendix A is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
XII.Assignment. Except as provided otherwise herein, this Appendix A shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any person or entity which acquires the Company or its assets or business; provided, however, that your obligations are personal and may not be assigned by you.
XIII.Electronic Acceptance. By accepting this Award electronically, you will be deemed to have acknowledged and agreed that you are bound by the terms of this Appendix A, and it shall be deemed to have been accepted by the Company.

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